UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PATHEON INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Patheon Pharmaceuticals Services Inc. 4721 Emperor Boulevard, Suite 200 Durham, NC	27703
(Address of Principal Executive Offices)	(Zip Code)

Patheon Inc. 2011 Amended and Restated Incentive Stock Option Plan

(Full title of the Plan)

Michael E. Lytton

Executive Vice President, Corporate Development

and Strategy, and General Counsel

Patheon Inc.

c/o Patheon Pharmaceuticals Services Inc.

4721 Emperor Blvd., Suite 200

Durham, NC 27703

(919) 226-3325

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jason L. Martinez, Esq.	Eric W. Evans
Smith, Anderson, Blount, Dorsett,	Chief Financial Officer
Mitchell & Jernigan, L.L.P.	Patheon Inc.
P.O. Box 2611	c/o Patheon Pharmaceuticals Services Inc.
Raleigh, North Carolina 27602-2611	4721 Emperor Boulevard, Suite 200
(919) 821-1220	Durham, North Carolina 27703
(919) 226-3200

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Restricted Voting Shares	12,365,657	(2)	$3.0103	(4)	$37,224,337	$4,321.75
Restricted Voting Shares	3,134,494	(3)	$2.2654	(5)	$7,100,883	$824.41
Total	15,500,151		N/A		$44,325,220	$5,146.16

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The amount to be registered represents shares issuable upon exercise of outstanding options granted under the Patheon Inc. 2011 Amended and Restated Incentive Stock Option Plan (the “Plan”).
(3)	The amount to be registered represents shares reserved for future stock option awards under the Plan.
(4)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per share represents the weighted-average exercise price of such outstanding options (in U.S. dollars based on the exchange rate of 0.9733 Canadian dollars per U.S. dollar as quoted on June 9, 2011 by Reuters).
(5)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per share information is based on the average of the high and low sale prices of the restricted voting shares of Patheon Inc. as reported on the Toronto Stock Exchange on June 9, 2011, which was $2.2654 (in U.S. dollars based on the exchange rate of 0.9733 Canadian dollars per U.S. dollar as quoted on June 9, 2011 by Reuters).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed by Patheon Inc. (the “Registrant”) to register restricted voting shares of the Registrant issuable under the Patheon Inc. 2011 Incentive Stock Option Plan (the “Plan”). As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Registration Statement on Form 10, filed with the Commission on February 25, 2011, as amended;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011, filed with the Commission on June 10, 2011; and

(c)	The description of the Registrant’s restricted voting shares contained in the Registrant’s Registration Statement on Form 10, filed with the Commission on February 25, 2011, as amended, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation the certifications required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K and certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s by-laws provide that it will indemnify any of its directors, former directors, officers, former officers and other parties specified by the by-laws against all costs reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer. The indemnity covers amounts paid to settle actions or to satisfy judgments. However, the Registrant may only indemnify these persons if they acted honestly and in good faith with a view to the Registrant’s best interests and, in the case of a criminal or administrative action or proceeding, if they have reasonable grounds for believing that their conduct was lawful. The Canada Business Corporations Act provides that court approval is required for the payment of any indemnity in connection with an action brought by or on the Registrant’s behalf.

In addition, the Registrant has entered into indemnification agreements with Ramsey A. Frank, Paul S. Levy, Thomas S. Taylor and Derek J. Watchorn, each of whom currently serves as a director of the Registrant. Among other things, these agreements generally provide that the Registrant will indemnify each of these individuals for expenses incurred in connection with any proceedings in connection with service as its director or officer or as a director or officer of any other entity to the extent that such person is serving in such capacity at the Registrant’s request (“Indemnified Capacity”). Additionally, the Registrant has agreed to indemnify these individuals for expenses which they incur solely by reason of their service in an Indemnified Capacity. These indemnification agreements also provide that, upon written request, the Registrant will advance expenses within 30 days of such request. The Registrant’s obligations under these agreements will survive until six years after such individuals cease to serve in an Indemnified Capacity. Pursuant to the Registrant’s employment agreement with James C. Mullen, the Registrant’s Chief Executive Officer, the Registrant has agreed to indemnify Mr. Mullen to the fullest extent permitted by the laws of the State of New York.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits filed as part of this registration statement on Form S-8 is set forth in the Exhibit Index immediately preceding the exhibits hereto and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on June 13, 2011.

PATHEON INC.

By:	/s/ Eric W. Evans
Eric W. Evans
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Eric W. Evans and Michael E. Lytton, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

*    *    *    *    *

Name	Title	Date

/s/ James C. Mullen James C. Mullen	Chief Executive Officer (Principal Executive Officer)	6/13/11

/s/ Eric W. Evans Eric W. Evans	Chief Financial Officer (Principal Financial Officer)	6/13/11

/s/ Dean Wilson Dean Wilson	Corporate Controller (Principal Accounting Officer)	6/13/11

/s/ Ramsey A. Frank Ramsey A. Frank	Director	6/13/11

/s/ Paul S. Levy Paul S. Levy	Director	6/13/11

/s/ Thomas S. Taylor Thomas S. Taylor	Director	6/13/11

/s/ Daniel Agroskin Daniel Agroskin	Director	6/13/11

/s/ Joaquín B. Viso Joaquín B. Viso	Director	6/13/11

/s/ Derek J. Watchorn Derek J. Watchorn	Director	6/13/11

/s/ Brian G. Shaw Brian G. Shaw	Director	6/13/11

/s/ David E. Sutin David E. Sutin	Director	6/13/11

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Amalgamation of the Registrant (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed April 13, 2011 (File No. 000-54283)).

4.2	Amendment, dated April 26, 2007, to Articles of Amalgamation of the Registrant, (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed April 13, 2011 (File No. 000-54283)).

4.3	By-Laws of Patheon dated March 27, 2008 (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form 10 filed February 25, 2011 (File No. 000-54283)).

4.4	Form of Patheon’s Share Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10 filed February 25, 2011 (File No. 000-54283)).

4.5	Indenture dated April 23, 2010 among Patheon, certain subsidiaries of Patheon as Guarantors, U.S. Bank National Association and Deutsche Bank Trust Company Americas, with respect to the 8.625% Senior Secured Notes due 2017 (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form 10 filed February 25, 2011 (File No. 000-54283)).

4.6	Form of 8.625% Senior Secured Notes due 2017 (included in Exhibit 4.4 and incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form 10 filed February 25, 2011 (File No. 000-54283)).

5.1	Opinion of Gowling Lafleur Henderson LLP.

23.1	Consent of Ernst & Young LLP.

24.1	Power of attorney (contained on signature page)

99.1	Patheon Inc. 2011 Amended and Restated Incentive Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended April 30, 2011 filed June 10, 2011 (File No. 000-54283)).